EXHIBIT 99.1

BRT REALTY TRUST
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
(516) 466-3100 - Telephone
(516) 466-3132 - Fax
www.BRTRealty.com

BRT REALTY TRUST
ANNOUNCES RESULTS OF OPERATIONS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2007

Great Neck, New York, August 8, 2007 - BRT Realty Trust (NYSE:BRT) today reported total revenues of $10,544,000 and net income of $9,406,000, or $.85 per diluted share for the three months ended June 30, 2007. Net income for the three months ended June 30, 2007 includes a $4,121,000 gain on sale of securities ($.37 per diluted share) relating to the sale of 90,000 shares of Entertainment Properties Trust and includes, as an expense, a $1,000,000 provision for loan loss ($.09 per diluted share) taken with respect to a first mortgage loan secured by a retail shopping center and an adjacent vacant out parcel site located in Stuart, Florida and a second mortgage loan on condominium units and vacant land located in Wildwood, NJ. The Stuart, Florida property was acquired by BRT subsequent to the end of the quarter by deed in lieu and will be reflected as real estate owned at September 30, 2007. For the three months ended June 30, 2006, total revenues, net income and net income per diluted share were $10,106,000, $4,950,000 and $.62, respectively. The weighted average number of common shares outstanding on a diluted basis was 11,124,022 and 7,990,162 for the three months ended June 30, 2007 and 2006, respectively.

For the nine months ended June 30, 2007 BRT reported total revenues of $34,283,000 and net income of $38,559,000, or $3.75 per diluted share. Net income for the nine months ended June 30, 2007 includes a gain on the sale of securities of $19,419,000 ($1.89 per diluted share), substantially all of which relates to the sale of 384,800 shares of Entertainment Properties Trust, the $1,000,000 provision for loan loss ($.10 per diluted share) taken in the quarter ended June 30, 2007, gain on a property sale by an unconsolidated joint venture of $1,819,000 ($.18 per diluted share), and income from discontinued operations of $358,000 ($.03 per diluted share). For the nine months ended June 30, 2006, BRT reported total revenues of $25,627,000, net income of $13,784,000 and net income per diluted share of $1.74, respectively, which takes into account a gain on a property sale by an unconsolidated joint venture of $2,531,000 ($.32 per diluted share) and income from discontinued operations of $331,000, ($.04 per diluted share). The weighted average number of common shares outstanding was 10,288,928 and 7,937,336 for the nine months ended June 30, 2007 and 2006, respectively.

Commenting on the results of operations for the three months ended June 30, 2007, Jeffrey Gould, President and Chief Executive Officer of BRT, noted that revenues increased by 4.3% quarter versus quarter and by 34% nine months versus nine months. The primary reason for the increase in revenues in the June 30, 2007 quarter compared to the June 30, 2006 quarter was a 3% increase in interest on real estate loans and a 39% increase in loan fee income. The increase in interest on loans is due to a 9% increase in the average balance of loans outstanding, offset in part by a 32 basis point decline in the rate earned on the portfolio and a $307,000 increase in income not recognized due to an increase in non-performing loans. Commenting further Mr. Gould noted that the primary reason for the increase in revenues for the nine months ended June 30, 2007 versus the nine months ended June 30, 2006 was a 36% increase in interest income and a 59% increase in loan fee income. The increase in interest on loans is due to a 41% increase in the average balance of loans outstanding, offset in part by an 11 basis point decrease in the interest rate earned on the portfolio and a $966,000 increase in income not recognized due to an increase in non-performing loans. Mr. Gould further noted that the reclassification at June 30, 2007 of a $6,863,000 loan (secured by land in the process of development to multi-family condominiums, located in Manhattan, New York) to non-earning, increased non-earning loans to $23,375,000, before allowance for loan losses, (9% of the loan portfolio and 7% of assets, before allowances, at June 30, 2007) and that the Stuart, Florida property securing one of the non-earning loans with a carrying value of $9,250,000 (after provision) was acquired by BRT by deed in lieu subsequent to June 30, 2007.

On the expense side, Mr. Gould noted that total expenses were flat three months versus three months and increased by 30% nine months versus nine months, including the $1,000,000 loan loss allowance. Excluding the $1,000,000 loan loss allowance, expenses decreased by 18% quarter versus quarter due to (i) a decrease in interest expense, as average borrowed funds outstanding under our bank line of credit decreased significantly (offset in part by an increase in the overall rate paid on the line), and (ii) a decrease in the advisory fee due to an amendment to the Advisory Agreement effective January 1, 2007, which reduced the basis upon which the fee due to our advisor is calculated. With respect to the nine month period it was noted by Mr. Gould that in addition to the increase in expenses resulting from the loan loss allowance taken in the June 30, 2007 quarter, an increase in the average balance of borrowings combined with an increase in the overall rate paid on borrowings caused interest expense to increase nine months versus nine months. In the current nine month period there were also increases in general and administrative expenses (payroll and payroll related expenses, travel, advertising and promotional expense) and an increase in the accrual of federal excise tax for taxable income earned that will not be distributed to shareholders in the current tax year. Results in the current nine month period also benefited from the effect of the amendment to the Advisory Agreement.

In response to a number of inquiries from investors Mr. Gould made the following points concerning BRT’s activities.

•	Approximately 96% of BRT’s loan portfolio is secured by first mortgages or pari passu participations in first mortgages on commercial real estate.
•	BRT is not a participant in the so-called “subprime” one-and-two family home mortgage business.
•	BRT does not hold any interest in mortgage securitizations and has never issued any collateralized debt obligations.
•	BRT’s loans in the condominium field are primarily secured by completed multi-family rental apartments being converted to condominium ownership.

BRT Realty Trust is a mortgage oriented real estate investment trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. The forward looking statements should not be relied upon since they involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.

Contact: Simeon Brinberg, BRT Realty Trust (516-466-3100)

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In Thousands except for Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Revenues	$10,544	$10,106	$34,283	$25,627

Expenses	5,714	5,770	17,925	14,507

Income before equity in earnings of unconsolidated
joint ventures, gain on sale of available-for-sale securities,
minority interest and discontinued operations	4,830	4,336	16,358	11,120

Equity in earnings (loss) of unconsolidated joint ventures	470	570	651	(180)
Gain on disposition of real estate related to unconsolidated
joint ventures	-	-	1,819	2,531
Income before gain on sale of available-for-sale securities,
minority interest and discontinued operations	5,300	4,906	18,828	13,471

Gain on sale of available-for -sale securities	4,121	-	19,419	-
Minority interest	(15)	(4)	(46)	(18)
Income from continuing operations	9,406	4,902	38,201	13,453

Discontinued operations
Income from operations	-	48	6	16
Gain on sale of real estate assets	-	-	352	315
Income from discontinued operations	-	48	358	331

Net income	$9,406	$4,950	$38,559	$13,784

Income per share of beneficial interest:

Income from continuing operations	$.85	$.61	$3.72	$1.70
Income from discontinued operations	-	.01	.03	.04
Basic earnings per share	$.85	$.62	$3.75	$1.74

Income from continuing operations	$.85	$.61	$3.72	$1.70
Income from discontinued operations	-	.01	.03	.04
Diluted earnings per share	$.85	$.62	$3.75	$1.74

Cash distributions per common share	$.62	$.54	$1.82	$1.58

Weighted average number of common
shares outstanding:
Basic	11,107,212	7,968,994	10,271,267	7,906,249
Diluted	11,124,022	7,990,162	10,288,928	7,937,336

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

ASSETS
	June 30, 2007	September 30, 2006
	(Unaudited)	(Audited)
Real estate loans:
Earning interest, including $-0- and $550
from related parties	$237,791	$283,282
Not earning interest	23,375	1,346
	261,166	284,628
Allowance for possible losses	(1,669)	(669)
	259,497	283,959
Cash and cash equivalents	11,517	8,393
Available-for-sale securities at market	36,769	53,252
Other assets	27,038	25,438

Total Assets	$334,821	$371,042

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Borrowed funds	$17,000	$141,464
Notes and mortgage payable	59,116	59,173
Other Liabilities	14,417	15,970
Total Liabilities	90,533	216,607

Total Shareholders' Equity	244,288	154,435

Total Liabilities and Shareholders' Equity	$334,821	$371,042